AGREEMENT GOVERNING CONTRIBUTION

                                       TO

                         VAN KAMPEN MERRITT SERIES TRUST

                                       BY

                 XEROX FINANCIAL SERVICES LIFE INSURANCE COMPANY

     THIS AGREEMENT is made by and between VAN KAMPEN MERRITT Series Trust ("Trust"), a Massachusetts business trust and XEROX Financial Services Life Insurance Company ("Insurance Company") on behalf of Account for Performance (the "Separate Account"), a separate account of Insurance Company.

     WHEREAS, Insurance Company has established the Separate Account and proposes to contribute to it the sum of $100,000; and

     WHEREAS, the Insurance Company on behalf of the Separate Account proposes to contribute $100,000 ("Contribution") to the Trust in the manner hereinafter described; and

     WHEREAS, it is necessary and desirable that the terms under which said Contribution is made and the respective rights of the Insurance Company and the Trust with respect thereto be determined; and

     NOW, THEREFORE, it is hereby agreed between Insurance Company on behalf of the Separate Account and the Trust as follows:

                                        I

     Insurance Company will provide for the contribution to the Trust by the Separate Account the sum of $100,000 prior to the effective date of the Registration Statement to be filed by the Trust. Insurance Company hereby represents and agrees that such Contribution is for investment purposes and not for the purpose of redeeming or disposing of any interest in the Trust resulting from such Contribution.

                                       II

     In consideration for such Contribution and without deduction of any sales or charges, the Trust shall credit the Separate Account with shares of which the Separate Account shall be the owner. Such shares shall share pro rata in the investment performance of the Trust and shall be subject to the same valuation procedures and the same periodic charges as are other shares of the Trust.

                                       III

     Insurance Company hereby acknowledges that by the making of such Contribution by Separate Account, Separate Account is not and shall not be regarded as a creditor of the Trust and that the relationship of debtor-creditor between the Trust and the Separate Account does not exist with respect to the amount so contributed. Insurance Company agrees that the making of such Contribution by Separate Account, Separate Account is not now and shall not in the future be, or be deemed to be, the holder of any interest other than as provided in Section II of this Agreement. Insurance Company agrees that the Separate Account's interest in the Trust as a result of such Contribution shall be neither senior to nor subordinate to the interests of owners of variable annuity contracts issued with respect to the Separate Account and that, in the event of liquidation of the Trust or the Separate Account, however occurring, the Separate Account shall have no preferential rights of any kind over such contract owner's but shall share ratably with them.

                                       IV

     All commitments of the Separate Account hereunder shall be forever binding upon its successor or successors.

                                        V

     Insurance Company hereby agrees that the Separate Account shall not surrender the shares acquired pursuant to this Agreement until such time as Trust has received pursuant variable annuity contracts an equal or greater amount. Insurance Company also agrees to give Trust ten days prior notice before making such a surrender request.

                                       VI

     The Trust hereby accepts such Contribution subject to the terms of the Agreement.

     Executed this     day of ,     1987.

                                              ACCOUNT FOR PERFORMANCE

                                     By:      XEROX FINANCIAL SERVICES
                                              LIFE INSURANCE COMPANY

                                              By:____________________________
                                                 Robert Stack, President

ATTEST:________________________

                                              VAN KAMPEN MERRITT SERIES TRUST

                                              By:____________________________